Exhibit 10.7

DEBT SETTLEMENT AGREEMENT

This Debt Settlement Agreement (“Agreement”) is made as of December •, 2018, by and between Assure Holdings Corp., a Nevada corporation (“Assure”), and Preston Parsons, a Colorado resident (“Parsons”). Assure and Parsons together are referred to as the “Parties”.

RECITALS:

WHEREAS:

A.	Parsons is the founder of Assure Neuromonitoring, LLC which was reorganized in November 2016 into Assure Holdings Inc. (“Holdings”);

B.	Holdings was acquired by Montreux Capital Corp, by way of a reverse take-over and following same, the resulting entity changed its name to Assure, the whole in connection with a business combination (the “Business Combination’’), effected under the terms of a Share Exchange Agreement dated on or about May 16, 2017 (the “Share Exchange Agreement”);

C.	Under the Business Combination, (i) Assure assumed stock options of Holdings held by Parsons, which are exercisable to acquire 2,500,000 shares of common stock of Assure at an exercise price of $0.05 per share (the “ Parsons’ Options”), all of which are fully vested as of the date of this Agreement; (ii) Parsons’ common stock in Holdings was exchanged for common stock of Assure; (iii) the common stock received by Parsons is currently held in escrow (the “Assure Escrowed Shares”) pursuant to a mandatory escrow agreement entered into between Parsons and the TSX Venture Exchange (the “TSXV”), the whole as set forth in Schedule I attached hereto (the “Escrow Agreement”);

D.	The Assure Escrowed Shares are subject to a phased release to Parsons, the whole as set forth in Schedule I attached hereto;

E.	In connection with the Business Combination, Parsons was appointed to serve as Assure’s Chief Executive Officer and to serve as a member of the Assure Board of Directors;

F.	Parsons entered into a pledge and security agreement with Assure dated as of August 6, 2018 (the “Pledge Agreement”) pursuant to which Parsons agreed to repay certain Reclassified Expenses (as such term is defined in the Pledge Agreement) in the principal amount of $2,086,887.77 (the “Parsons’ Debt”) and pledge certain collateral to secure repayment of the Parsons’ Debt, which obligation is evidenced by a secured promissory note dated August 6, 2018 (the “Parsons’ Note”) with interest accruing on the Parsons’ Debt at the rate of 8% per annum on or before December 31, 2018;

G.	The Parsons’ Debt, including accrued interest, as of December 31, 2018, was $2,192,088.33;

H.	In connection with the Parsons’ Debt and the Parsons’ Note, Parsons resigned as Assure’s Chief Executive Officer;

I.	The volume weighted average trading price of Assure’s common stock on the TSXV during the 30 day period ended December 31, 2018 was CAD $2.15 per share ($1.58 per share in United States dollars, based on the Bank of Canada exchange rate as of 1.36 as of December 31, 2018);

J.	The Board of Directors of Assure (with Parsons abstaining) have determined that it is in the best interest of Assure and its shareholders to settle the Parsons’ Debt in consideration for the surrender and cancellation of 1,461,392 Assured Escrowed Shares registered in the name Preston Parsons (the “Settlement Shares”) at a deemed fair value of $1.50 per share (the “Debt Settlement”);

K.	The Assure Escrowed Shares are subject to certain escrow requirements (the “Escrow Requirements”) and the Debt Settlement remains subject to TSXV approval (the “Regulatory Approval”); and

L.	The Parties wish to enter into the Debt Settlement and make certain other provisions as provided herein.

AGREEMENT

NOW, THEREFORE:

In consideration of the representations, warranties, mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

ARTICLE I

SETTLEMENT OF PARSONS’ DEBT

1.1       Debt Settlement. Except for the agreements, rights and obligations set forth in this Agreement, the Parties agree that on the Closing Date (as defined and as set forth in Section 1.3), subject to obtaining all Regulatory Approval:

(a)	Parsons will repay the Parsons’ Debt and satisfy his obligations under the Parsons’ Note by tendering, transferring and conveying to Assure for cancellation at Closing the Settlement Shares at a deemed fair value of $1.50 per share (the “Debt Payment”), subject to Regulatory Approval, which payment shall be made on the Closing Date (as defined below). The Settlement Shares shall be surrendered and canceled effective on the Closing Date in full satisfaction and release of the Parsons’ Note, including all interest accrued thereunder, in consideration for surrendering for cancellation the Settlement Shares on the Closing Date.

(b)	If Parsons fails to deliver the Settlement Shares or the Parties are unable to obtain Regulatory Approval, on or before 11:59 pm (Denver time) on March 31, 2019 (the “Closing Deadline”), or such other time as may be mutually agreed in writing by the Parties, then the Parsons’ Debt and the Parsons’ Note shall remain in full force and effect and Section 2.2 shall not otherwise be binding on Assure; except that any interest accruing prior to the Closing Deadline, or such other mutually agreed upon time, will have accrued at a rate of 8% per annum and not at the default rate set forth in the Parsons’ Note.

1.2       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 12:00 pm (Denver time) on the later of January 4, 2019 or the fifth Business Day following receipt of the Regulatory Approval or at such other time or on such other date as the Parties may mutually agree upon in writing (the “Closing Date”), at the offices of Dorsey & Whitney LLP, 1400 Wewatta Street, Suite 400, Denver, CO 80202.

(a)	At the Closing, Parsons shall deliver to Assure the certificates representing the Settlement Shares for surrender and cancellation, free and clear of all Encumbrances together with a validly executed stock power;

(b)	Assure shall deliver to Parsons the originally issued Parsons’ Note marked “Cancelled and Fully Paid”;

(c)	Assure shall deliver to Parsons a fully executed copy of the release agreement in the form attached as Schedule 3 to the Pledge Agreement; and

(d)	Assure shall deliver to Parsons any applicable UCC-3 termination statements and execute and deliver any documents and agreements necessary to release the Pledged Collateral (as such term is defined in the Pledge Agreement) from the Liens (as such term is defined in the Pledge Agreement) or security interests granted under the Pledge Agreement, to terminate all of Assure’s rights under the Pledge Agreement, or to evidence such release or termination.

1.3       Definitions. As used in this Agreement, the following terms have the meanings:

(a)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b)	“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the City of Denver are authorized or required by Law to be closed for business.

(c)	“Encumbrance’’ means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(d)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(e)	“Governmental Order” means any order, writ judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(f)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(g)	“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

ARTICLE II

RELEASES

2.1       Release by Parsons. Upon delivery of the Parsons’ Note, except for the agreements, rights and obligations set forth in this Agreement, and for good and valuable consideration as set forth herein, the adequacy of which is hereby acknowledged, Parsons, and his heirs, legal representatives and assigns, release and forever discharge Assure and any and all of its successors, assigns, officers, directors, employees, managers and members, from any claims or obligations under the Settlement Shares.

2.2       Release by Assure. Upon delivery of the Settlement Shares, except for the agreements, rights and obligations set forth in this Agreement, and for good and valuable consideration as set forth herein, the adequacy of which is hereby acknowledged, Assure acting for itself and its insurers, successors and assigns, and each of them, does hereby release and forever discharge Parsons, from any claims or obligations arising under or related to the Pledge Agreement, the Parsons’ Debt and the Parsons’ Note.

ARTICLE III

TAX TREATMENT

3.1       Taxable Transaction. Parsons understands that tender, transfer and conveyance of the Settlement Shares to Assure for cancellation at Closing in satisfaction of the Parsons’ Debt shall be treated as a disposition of the Settlement Shares. Parsons shall bear responsibility for all taxes, if any, as a result of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARSONS

Parsons hereby represents and warrants to Assure that as of the date of this Agreement:

4.1       Authority. Parsons has the power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Other than the Regulatory Approval, no permit, consent, approval, authorization or other order of or filing with any other person or entity is required in connection with the execution, delivery, and performance by Parsons of this Agreement, and the transactions contemplated by this Agreement will not result in the violation or breach of any term or provision of, or constitute (with or without due notice or lapse of time or both) a default under any agreement or instrument to which Parsons is a party or is bound. The transactions contemplated by this Agreement constitute the valid and binding obligations of Parsons, enforceable against Parsons in accordance with the terms of this Agreement.

4.2       Ownership of Settlement Shares. Parsons is the sole legal, beneficial, recorded and equitable owner of and has good and valid title to the Settlement Shares, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, including the Regulatory Approval, Parsons shall sell, tender, transfer and assign the Settlement Shares, free and clear of all Encumbrances, and Assure shall have the legal authority to cancel the Settlement Shares, without claims by any Person.

4.3       Restrictive Documents. Other than the Escrow Agreement and any Exchange approvals required in connection with the transactions contemplated by this Agreement, Parsons is not subject to, or a party to, any agreement, contract, order, judgment or decree or any other restriction of any kind or character which would prevent consummation of the transactions contemplated by this Agreement.

4.4       Legal Proceedings; Governmental Orders. There are no Actions pending or, to Parsons knowledge, threatened against him that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4.5       No Prior Transfer or Assignment. Other than pursuant to the Pledge Agreement, Parsons has not assigned, sold, conveyed, pledged, encumbered or otherwise transferred, or purported to do so, any interest or right to or claim of any ownership interest in the Settlement Shares.

4.6       Solvency. Parsons is solvent and is able to meet all of his respective financial liabilities as they become due and no winding-up, liquidation, dissolution or bankruptcy proceedings have been commenced or are being commenced or contemplated by Parsons, and Parsons has no knowledge of any such proceedings or transactions having been commenced or being contemplated in respect of Parsons by any other Party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

ASSURE

Assure represents and warrants to Parsons that, as of the date of this Agreement:

5.1       Authority. Assure has the full power and lawful authority to consummate its obligations and transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement, and no permit, consent, approval, authorization or other order of or filing with any other person or entity is required in connection with such authorization, execution, delivery, and consummation; and the execution, delivery and performance by Assure of this Agreement and the transactions contemplated by this Agreement constitute the valid and binding obligations of Assure, enforceable against Assure in accordance with the terms of this Agreement, and will not result in the violation or breach of any term or provision of, or constitute (with or without due notice or lapse of time or both) a default under any agreement or instrument to which Assure is a party or by which Assure is bound.

5.2       Restrictive Documents. Assure is not subject to, or a party to, any agreement, contract, order, judgment or decree or any other restriction of any kind or character which would prevent consummation of the transactions contemplated by this Agreement.

5.3       Legal Proceedings. There are no Actions pending or, to Assure’s knowledge, threatened against it that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

5.4       No Conflicts. The execution, delivery and performance by Assure of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Assure; and (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Assure.

ARTICLE VI

TERMINATION

6.1       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	By mutual agreement of the Parties;

(b)	By Parsons by written notice to Assure if Parsons is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Assure pursuant to this Agreement that would give rise to the failure of any Party to perform under this Agreement and such breach, inaccuracy or failure has not been cured by Assure within ten days of receipt by Assure of written notice of such breach from Parsons;

(c)	By Assure by written notice to Parsons if Assure is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parsons pursuant to this Agreement that would give rise to the failure of any Party to perform under this Agreement and such breach, inaccuracy or failure has not been cured by the Parsons within ten days of receipt by Parsons of written notice of such breach from Assure; or

(d)	By either Party if Regulatory Approval is not obtained by the Closing Deadline.

6.2       Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE VII

MISCELLANEOUS

7.1       Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the transactions contemplated in this Agreement and the terms of this Agreement expressly replace and supersede any prior oral or written communication, understanding or agreement among the Parties and this Agreement may be amended only by agreement in writing executed by the Parties.

7.2       Notices.

(a)       All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Any communications must be sent to the respective parties at the following addresses:

If to Assure:	Assure Holdings Corp.

4600 S. Ulster Street, Suite 1225

Denver, CO 80237

Email: john.farlinger!@assureiom.com

Facsimile

Attention : John Farlinger Executive Chairman and

Interim CEO

with a copy to:	Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

Attention: Kenneth Sam, esq.

Email: sam.kenneth@dorsey.com

If to Parsons:	Preston Parsons

4600 S. Ulster Street, Suite 1225

Denver, CO 80237

Email: ppars5@gmail.com

Facsimile

7.3       Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

7.4       Arbitration. Any claim or dispute of any nature between the parties hereto arising directly or indirectly from the relationship created by this Agreement shall be resolved exclusively by three (3) arbitrators in Denver, Colorado, in accordance with the applicable rules of the American Arbitration Association. Each of Assure and Parsons shall designate a person to act as an arbitrator, and a third to be appointed by the Denver, Colorado office of the American Arbitration Association. The fees of the arbitrators and other costs incurred by the parties in connection with such arbitration shall be paid by the party which is unsuccessful in such arbitration as shall be determined by the arbitrators. The decision of the arbitrators shall be final and binding upon both parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to each of the arbitrators a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing.

7.5       Attorneys’ Fees. The prevailing party in any action or proceeding to enforce, interpret, or recover damages for breach of this Agreement shall be entitled to the award of reasonable attorneys’ fees and costs at all levels of proceedings.

7.6       Survival. The representations, warranties, covenants and agreements set forth in this Agreement will survive the closing of the transaction contemplated in this Agreement.

7.7       Heading. The headings of the Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

7.8       Invalid Provisions. If any one or more of the provisions of this Agreement, or the applicability of any provision to a specific situation, shall be held invalid or unenforceable, that provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

7.9       Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns and all of their past, present, and future principals, officers, directors, agents, and employees and their respective heirs and legal representatives. None of the Parties may assign any rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

7.10       Time of Essence. Time is of the essence in this Agreement.

7.11       Further Assurances. Parsons will execute and deliver such further instruments and take such additional actions as Assure may reasonably request to effect, consummate, confirm or evidence the transactions contemplated in this Agreement. Assure by and through its duly authorized officers, employees or agents will execute and deliver such further instruments and take such additional actions as Parsons may reasonably request to effect, consummate, confirm or evidence the transactions contemplated in this Agreement.

7.12       Counterpart Execution; Facsimile. This Agreement may be executed in multiple counterparts each of which may be deemed an original and shall become effective when the separate counterparts have been exchanged among the Parties. This Agreement may be signed and delivered to the other party by facsimile transmission; such transmission shall be deemed a valid signature.

7.13       Cooperation Among the Parties. Assure and Parsons agree to cooperate in performing their duties under this Agreement.

[SIGNATURE PAGE FOLLOWS]

Assure Holdings Corp., a Nevada corporation

/s/ John Farlinger
John Farlinger
Acting Chief Executive Officer

PRESTON PARSONS:

/s/ Preston Parsons
Preston Parsons
A Colorado Resident

Schedule I

TSX Venture Exchange Escrow Restrictions

Preston Parsons

	Escrowed Shares	Escrow Release		Escrow
Date	Beginning Balance	Percentage	Number	Closing Balance
May 26, 2017	4,132,987	5%	206,649	3,926,338
Nov 26, 2017	3,926,338	5%	206,649	3,719,689
May 26, 2018	3,719,689	10%	413,299	3,719,689
Nov 26, 2018	3,719,689	10%	413,299	2,893,091
May 26, 2019	2,893,091	15%	619,948	2,273,143
Nov 26, 2019	2,273,143	15%	619,948	1,653,195
May 26, 2020	1.653,195	40%	1,653,195	0